Exhibit 10.1

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 9, 2025, is entered into by and among [•] (“Shareholder”) and Playa Hotels & Resorts N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of the Netherlands, having its registered seat (statutaire zetel) in Amsterdam, the Netherlands (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, Hyatt Hotels Corporation, a Delaware corporation (“Parent”), HI Holdings Playa B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands, having its registered seat (statutaire zetel) in Amsterdam, the Netherlands, and wholly owned subsidiary of Parent (“Buyer”), and the Company, are entering into that certain Purchase Agreement, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time after the date hereof, the “Purchase Agreement”), providing for, among other things, (a) Buyer to commence a tender offer (such offer, as the same may be amended or modified from time to time as permitted by the Purchase Agreement, the “Offer”) for any (subject to the Minimum Condition) and all of the issued and outstanding ordinary shares, par value €0.10 per share, of the Company (the “Shares”) and (b) subject to the terms of the Purchase Agreement, the Back-End Transaction (as defined in the Purchase Agreement) following the Offer; and

WHEREAS, as an inducement to the Company’s, Parent’s and Buyer’s willingness to enter into the Purchase Agreement, Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth in this Agreement, the parties hereby agree as follows:

Section 1. Certain Definitions. Capitalized terms used in this Agreement but not otherwise defined in this Section 1 or elsewhere in this Agreement shall have their meanings set forth in the Purchase Agreement.

“Additional Owned Shares” means all Shares that are beneficially owned by Shareholder or any of its controlled Affiliates, or for which such Person is the record owner, which are acquired after the date hereof and prior to the termination of this Agreement (including through the exercise of stock options, warrants or similar rights, including Company Equity Awards, or the vesting, conversion or exchange of securities, including Company Equity Awards, or the acquisition of the power to vote or direct the voting of such shares).

“Affiliate” has the meaning set forth in the Purchase Agreement.

“beneficial ownership” (and correlative terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 promulgated under the 1934 Act.

“Covered Shares” means the Owned Shares and Additional Owned Shares.

“Equity Interests” means any Equity Securities of the Company.

“Owned Shares” means all Shares which are beneficially owned by Shareholder or any of its controlled Affiliates, or for which any Person is the record owner, as of the date hereof.

“Permitted Transfer” means (a) a Transfer of Covered Shares solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the vesting, exercise or settlement of any Company Equity Awards, (b) a Transfer of Covered Shares with the Company’s prior written consent, (c) if the Shareholder is an individual, a Transfer of Covered Shares (i) to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family or (ii) upon the death of Shareholder pursuant to the terms of any trust or will of Shareholder or by the applicable Laws of intestate succession, or (d) a Transfer of Covered Shares to a direct or indirect wholly owned Subsidiary of Shareholder, and, provided that, for purpose of clause (c)(i) and clause (d), prior to the effectiveness of such Transfer, such transferee executes and delivers to the Company a written agreement, in form and substance reasonably acceptable to the Company, to assume all of Shareholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as Shareholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as Shareholder shall have made hereunder (a “Transfer Agreement”).

“Transfer” means, with respect to a Covered Share, the transfer, gift, pledge, hypothecation, encumbrance, granting of a usufruct, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise, including the tendering in any tender or exchange offer) of such Covered Share or the beneficial ownership thereof or any of the economic consequences of ownership thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

Section 2. Tender of the Covered Shares.

(a) Shareholder hereby irrevocably (subject to Section 8) undertakes to, and agrees that it shall, tender, or cause to be tendered, all of the Covered Shares (excluding, for the avoidance of doubt, any Company Restricted Shares) into the Offer, in each case free and clear of all Liens (other than transfer restrictions of general applicability as may be provided under applicable securities Laws) (i) in the case of Owned Shares, promptly and in any event no later than ten (10) Business Days following the commencement of the Offer, and (ii) in the case of Additional Owned Shares, promptly and in any event no later than ten (10) Business Days after such Shares are obtained but, in each case, if Shareholder has not received the Offer Documents by such time, within five (5) Business Days following receipt of such documents, but in any event of the foregoing clauses (i) or (ii) (and regardless of when Shareholder has received the Offer Documents), prior to the Expiration Time. Subject to Section 8, Shareholder agrees that it will not withdraw such Covered Shares, or cause or permit such Covered Shares to be withdrawn, from the Offer at any time.

(b) Shareholder hereby agrees that Shareholder will not, and shall cause each other holder of record on any applicable record dates not to, (x) tender any Covered Shares in connection with any Alternative Acquisition Proposal, (y) vote (or cause to be voted) any Covered Shares at any Company Shareholders Meeting or in any other circumstance in which the vote or other approval of the shareholders of the Company is sought as to a matter described in any of the following clauses (i) or (ii):

(i) for any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal; or

(ii) for any Alternative Acquisition Agreement or merger, demerger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than the Purchase Agreement, the Back-End Transaction and/or any documentation and transactions related thereto); or

(iii) propose, agree or commit to take any of the foregoing actions or publicly support, approve, endorse or recommend any of the foregoing, subject to Section 4(b).

(c) If the Offer is terminated or withdrawn by Buyer pursuant to the Purchase Agreement, or this Agreement is terminated pursuant to Section 8, in each case prior to the Closing, the Company shall instruct Buyer and Parent to return promptly (and in any event within no more than five (5) Business Days), and to cause any depository acting on behalf of Buyer to return, any Covered Shares tendered by Shareholder in the Offer to Shareholder.

(d) Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Shareholder to exercise any Company Equity Award or require Shareholder to purchase any Shares, and Shareholder will not be deemed in breach of this Section 2 as a result of Shareholder’s failure to tender Company Restricted Shares into the Offer.

Section 3. Voting Agreement. At any General Meeting, including the EGM and, if necessary, any Subsequent EGM (and at every adjournment or postponement thereof), however called, and in any other circumstance in which the vote, consent, resolution or other approval of the shareholders of the Company is sought as to a matter described in any of clauses (a) through (e) below (each, a “Company Shareholders Meeting”), Shareholder shall, and shall cause each other holder of record of any Covered Shares on any applicable record date to (including, if applicable, by delivering to the Company a duly executed proxy card): (i) appear at such Company Shareholders Meeting or otherwise cause all Covered Shares beneficially owned by it as of the relevant record date to be counted as present thereat for purposes of calculating a quorum (if applicable); and (ii) timely vote (or cause to be voted), by proxy or in person, all Covered Shares as of the relevant record date and entitled to be voted:

(a) for the adoption of each resolution (and proposal in respect thereof) described in or contemplated by Section 2.04(a)(ii)-(vi) of the Purchase Agreement;

(b) against any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal;

(c) against any Alternative Acquisition Agreement (or any transactions contemplated thereby), or any merger, demerger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or its Subsidiaries (other than any Requested Transaction or as contemplated by the Purchase Agreement or any Ancillary Agreement, including the Back-End Transaction documentation and transactions);

(d) against any proposal, action or agreement that would, or would reasonably be expected to (i) prevent or nullify any provision of this Agreement, (ii) result in any of the Offer Conditions not being fulfilled, (iii) result in a material breach of any covenant, representation, warranty or any other obligation or agreement contained in the Purchase Agreement or (iv) prevent or materially delay, frustrate or impede the implementation or consummation of the Offer, the Back-End Transaction, or any of the documentation or transactions included in, contemplated by, or in furtherance of any of the foregoing; and

(e) to approve any other matter submitted by the Company for shareholder approval at the EGM or any Subsequent EGM at the request of Parent or Buyer and related to any of the Transactions; provided, however, that with respect to such other matter (i) the Company Board has recommended that the shareholders of the Company vote to approve such matter at the EGM or such Subsequent EGM (and such recommendation has been supported in writing by Parent) and (ii) nothing in this Agreement shall be interpreted as creating an independent obligation of the Company or of any of its directors to submit any such matter for shareholder approval or to recommend that the shareholders of the Company vote to approve any such matter.

Shareholder shall not, and shall cause its controlled Affiliates not to, propose, commit or agree to take, or publicly affirmatively support, any action inconsistent with any of the foregoing clauses (a) through (e). For the avoidance of doubt, no obligation pursuant to any of the foregoing clauses (c) through (e) shall be read to affect, reduce or eliminate the obligation of Shareholder pursuant to the foregoing clauses (a) through (b).

Section 4. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Shareholder hereby covenants and agrees that, except as contemplated or permitted by this Agreement, Shareholder shall not, and shall cause its controlled Affiliates not to, directly or indirectly (i) offer to Transfer, Transfer or consent to any Transfer of any or all of the Covered Shares, other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates, or any interest in such Covered Shares or other Equity Interests, without the prior written consent of the Company (other than Permitted Transfers, in which case this Agreement shall bind any transferee and such transferee shall deliver to the Company a Transfer Agreement), (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all Covered Shares, other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates, or any interest in such Covered Shares or other Equity Interests, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares or other Equity Interests beneficially owned by Shareholder or one of its controlled Affiliates which is inconsistent with, or which is not bound to comply with, Shareholder’s obligations in Section 3 or (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or other Equity Interests which is inconsistent with, or which is not bound to comply with, Shareholder’s obligations in Section 3. Any attempted Transfer of Covered Shares, other Equity Interests or any interest therein in violation of this Section 4(a) shall be null and void.

(b) Non-Solicitation. The first and second sentences of Section 5.02(a) of the Purchase Agreement applicable to the Company shall apply to Shareholder mutatis mutandis hereunder; provided that, any exceptions to such obligations contained in Section 5.02(a) of the Purchase Agreement (including pursuant Section 5.02(b), Section 5.02(c) or Section 5.02(e) of the Purchase Agreement) shall not be deemed incorporated herein for purposes of the foregoing or applicable in respect of the Shareholder’s obligations under this Section 4(b), and Shareholder shall not, for the avoidance of doubt, be entitled to rely on any such exceptions for purposes of this Section 4(b) unless (i) Shareholder is a member of the Company Board or an applicable committee thereof, acting in Shareholder’s capacity thereof, and (ii) Shareholder’s actions are pursuant to and permitted by the terms of the Purchase Agreement (including pursuant Section 5.02(b), Section 5.02(c) or Section 5.02(e) of the Purchase Agreement).

Section 5. Additional Agreements.

(a) Certain Events. In the event of any stock split, stock dividend, merger, demerger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Covered Shares or the acquisition by Shareholder or any of its controlled Affiliates of Additional Owned Shares or other Equity Interests, this Agreement and the obligations hereunder shall automatically attach to any Additional Owned Shares or other Equity Interests issued to or acquired (and owned or beneficially owned) by Shareholder or any of its controlled Affiliates.

(b) Stop Transfer. In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company (including through the Company’s transfer agent or counsel) to enter a stop transfer order to give effect to Section 4(a) with respect to all of the Covered Shares. Shareholder hereby authorizes and instructs the Company to make a notation on its records, and to give instructions to the Company’s transfer agent for the Covered Shares, not to permit, during the term of this Agreement, the Transfer of the Covered Shares in violation of the terms of this Agreement.

(c) Waiver of Certain Matters. To the extent applicable, Shareholder hereby waives and agrees not to exercise any rights to object to or challenge, or any right of appraisal or right to dissent in respect of, the consummation of the Offer, any Requested Transaction, the Back-End Transaction or any other Transaction.

Section 6. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to the Company as follows:

(a) Title. As of the date hereof, Shareholder is the sole record and beneficial owner of the Shares and beneficial owner of the other Equity Interests, in each case, set forth on Shareholder’s signature page hereto (the “Disclosed Owned Shares”). The Disclosed Owned Shares are Owned Shares, are fully paid up and constitute all of the Shares and other Equity Interests owned of record or beneficially by Shareholder or its controlled Affiliates as of the date hereof, and neither Shareholder nor any of its controlled Affiliates is the beneficial owner of any other Shares or other Equity Interests. Shareholder or its relevant controlled Affiliate has sole voting power and sole power of disposition, in each case with respect to all of the Covered Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. Shareholder has not entered into any agreement to Transfer any Owned Shares (other than this Agreement or any Permitted Transfer). Except as permitted by this Agreement, the Covered Shares are now, and at all times during the term hereof will be, held by Shareholder or its relevant controlled Affiliate, or by a nominee or custodian for the benefit of Shareholder or such controlled Affiliate, free and clear of any Liens (other than Liens of general applicability as may be provided under applicable Securities Laws). Further, none of Shareholder’s Covered Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares that would reasonably be expected to prevent or materially impair the consummation by such Shareholder of the transactions contemplated by this Agreement or otherwise materially impair such Shareholder’s ability to perform its obligations hereunder, except as provided hereunder.

(b) Authority. Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Shareholder, and, assuming due authorization, execution and delivery the Company, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject only to the Enforceability Exceptions.

(c) No Conflict or Default. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Shareholder and its controlled Affiliates, as applicable, does not and will not constitute nor will it result in, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification, cancellation or acceleration (or the right of modification, cancellation or acceleration) of any rights or obligations under, or the creation of any Lien on any of the properties, rights or assets (including the Covered Shares) of Shareholder or its controlled Affiliates, or pursuant to any Contract to which Shareholder or its controlled Affiliates are party or otherwise bound or violate, conflict with any applicable Law or Order or require any consent or waiver of or notice to or approval of any Governmental Authority to which such Shareholder is subject, except, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Offer or the other Transactions contemplated by the Purchase Agreement.

(d) No Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Shareholder, threatened against Shareholder or its properties or assets at law or in equity before or by any Governmental Authority that could reasonably be expected to materially impair or delay the ability of Shareholder to timely tender or cause to be tendered the Covered Shares into the Offer as contemplated by Section 2(a) or otherwise perform timely its obligations under this Agreement. Shareholder has not and will not, and will cause its controlled Affiliates not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding that (i) challenges the validity, or seeks to enjoin the operation, of any provision of this Agreement or the Purchase Agreement or (ii) alleges that the execution and delivery of this Agreement by Shareholder breaches any fiduciary duty of any member of the Company Board.

Section 7. Representations and Warranties of the Company. The Company hereby represents and warrants to Shareholder that:

(a) Organization and Qualification. The Company is duly organized and validly existing in good standing (or its equivalent) under the Laws of the jurisdiction in which it is incorporated or constituted.

(b) Authority. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by the Company, and, assuming due authorization, execution and delivery by Shareholder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company, as applicable, in accordance with its terms, subject only to the Enforceability Exceptions.

(c) No Conflict or Default. Neither the execution and delivery of this Agreement and the transactions contemplated hereby by the Company and its controlled Affiliates nor the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any provision herein will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which the Company is a party or by which each of the Company or any of the Company’s properties or assets may be bound, (ii) require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Authority on the part of the Company, except for the filing of such reports as may be required under Section 13(d) and Section 14(d) of the 1934 Act in connection with this Agreement and the transactions contemplated hereby, (iii) violate any judgment, order, writ, injunction, decree or award of any court, administrative agency or other Governmental Authority that is applicable to the Company or any of the Company’s properties or assets, (iv) constitute a violation by the Company of any applicable Law or regulation of any jurisdiction or (v) conflict with the Company’s articles of association or other organizational documents, if applicable, and in each case, except for any conflict, breach, default or violation described above which would not adversely affect in any material respect the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(d) Other Tender Agreements. The Company represents and warrants that it has not entered into any agreement with another shareholder of the Company covering the matters contemplated hereby which contains terms more favorable to such shareholder than are provided to Shareholder in this Agreement.

Section 8. Termination. This Agreement shall terminate upon the earliest of (a) the mutual written agreement of the Company and Shareholder, (b) immediately following the Closing, (c) upon the termination of the Purchase Agreement in accordance with its terms and (d) the date of any modification, waiver or amendment of the Purchase Agreement, without Shareholder’s prior written consent, in a manner that (x) is material and adverse to such Shareholder with respect to the timing or certainty of Closing, (y) decreases the Offer Consideration or (z) changes the form of the Offer Consideration (for the avoidance of doubt, other than additions to or increases thereof); provided, that (i) nothing in this Agreement shall relieve any party hereto from liability for any breach of this Agreement prior to its termination, and (ii) this Section 8 and Section 9 (excluding clause (c) thereof) shall survive any termination of this Agreement. For the avoidance of doubt, (A) with respect to any provisions of this Agreement that survive termination of this Agreement in accordance with this Section 8, any defined terms used in such provisions (including any terms defined in the Purchase Agreement, which shall have the meanings set forth therein notwithstanding any termination of the Purchase Agreement) shall continue to have the same meanings as such defined terms had prior to such termination and (B) in the event that this Agreement is terminated pursuant to this Section 8, Shareholder shall have no further obligations under, nor be restricted by, anything contained in, Section 2, Section 3 or Section 4, except to the extent any obligations thereunder survive termination hereof in accordance with clause (iii) of this Section 8.

Section 9. Miscellaneous.

(a) No Limitation. Shareholder is entering into this Agreement solely in his or her capacity as a shareholder of the Company and/or a beneficial owner of Shares, as applicable, and not in Shareholder’s capacity as a director, officer or employee of the Company or any Company Subsidiary. Accordingly, nothing in this Agreement shall be construed to prohibit, limit or affect Shareholder or any of Shareholder’s Representatives who is an officer of the Company or member of the Company Board from (i) taking any action (or omitting to take any action) solely in his or her capacity as an officer of the Company or member of the Company Board, including under the Purchase Agreement or with respect to any Alternative Acquisition Proposal or Alternative Acquisition Agreement solely in his or her capacity as such an officer or director and (ii) exercising his or her fiduciary duties as an officer or director of the Company.

(b) Entire Agreement; Third-Party Beneficiaries; Reasonable Efforts. The Purchase Agreement and this Agreement, taken together with any other documents delivered in connection with this Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever. Promptly following the Company’s reasonable written request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby.

(c) No Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, that, without the consent of Shareholder, the Company may assign any or all of its rights, interests and obligations under this Agreement to Parent or Buyer. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of Law or otherwise, including, without limitation, Shareholder’s heirs, guardians, administrators, representatives or successors.

(d) Amendments and Waivers.

(i) This Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the parties hereto, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties.

(ii) No provision of this Agreement may be waived or extended except by a written instrument signed by the party hereto against whom the waiver or extension is to be effective. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

(e) Rules of Construction. The parties agree that the terms and language of this Agreement are the result of negotiations between such parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either such party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

(f) Notice. All notices, requests and other communications hereunder shall be in writing and shall be given be given (a) by hand, (b) by overnight courier service, (c) by certified or registered mail, return receipt requested or (d) by email (which shall also be sent the subsequent Business Day via overnight courier service):

(i) if to the Company, to:

Playa Hotels & Resorts N.V. 1560 Sawgrass Corporate Parkway, Suite 140 Ft. Lauderdale, Florida 33323 Attention: Tracy M.J. Colden, General Counsel Email: [*personally identifiable information*]

with copies, which shall not constitute notice, to:	Hogan Lovells US LLP 555 13th Street, NW Washington, DC 20004 Attention: Michael E. McTiernan; Paul D. Manca; Katherine Keely Email: [*personally identifiable information*]

(ii) if to Shareholder, to the address and email address set forth on Shareholder’s signature page hereto.

Each such notice, request or other communication shall be effective (A) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (1) delivered personally, (2) sent by overnight courier, or (3) sent by email transmission (provided that, in the case of email transmission, (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) no automatic reply notice of delivery failure is received by the sender), and (B) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 9.

(g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any material way. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(h) Specific Performance and Other Remedies. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance, and (b) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9(h) shall not be required to provide any bond or other security in connection with any such Order or injunction.

(i) Governing Law. This Agreement and all and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution, performance, non-performance, interpretation, termination or construction hereof, shall be construed under, governed by, and enforced in accordance with the Laws of the State of Delaware (without regard to the conflicts of law provisions thereof that would require the application of the applicable Law of another jurisdiction, including Delaware Laws relating to applicable statutes of limitations and burdens of proof); provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company Board’s members’ fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty Laws of The Netherlands.

(j) Jurisdiction; Forum. Each Party (a) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, where such court does not have jurisdiction, any state or federal court within the State of Delaware (the “Chosen Courts”), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any Actions arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it shall not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, any objection to venue laid therein, any objection on the grounds of forum non conveniens, or any objection based on or on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such.

(k) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(K). A COPY OF THIS SECTION 9(K) MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

(l) Interpretation. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. Unless the context otherwise requires, the term “party” or “Party” when used in this Agreement means a party to this Agreement. References in this Agreement to a Party or other Person include their respective successors and assigns. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless otherwise expressly indicated. Unless the context otherwise requires, references in this Agreement to “Sections” shall be deemed references to Sections of this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision hereof. The words “violate”, “violated”, “violation” and “violating” when used in this Agreement shall be deemed and construed to have the same meaning as “breach”, “breached” or “breaching”, as the context requires, and vice versa. Except where otherwise expressly indicated, the term “or” has the inclusive meaning represented by the phrase “and/or”. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. For all purposes of this Agreement, including any deadlines, delivery of notices or measurements of the period hereunder, a “day” shall mean 12:00 a.m. (New York City time) to 11:59 p.m. (New York City time) on such day. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to “as of the date of this Agreement”, “as of the date hereof” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” References in this Agreement to any particular Laws shall be deemed to include all amendments, restatements and modifications thereto, and all rules and regulations promulgated thereunder, whether or not specified in the definition thereof (provided that for purposes of the representations and warranties contained in this Agreement, references to any Law shall be deemed to refer to such Law as in effect on the date of this Agreement). For purposes of any references in this Agreement to notices required to be delivered by the Company, delivery shall be deemed satisfied if made by the Company in accordance with the notice requirements contained in this Section 9.

(m) Counterparts. This Agreement may be signed in any number of counterparts (including by PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed and duly delivered by the other Party.

(n) Expenses. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement shall be borne by the party hereto incurring such fees, costs or expenses, whether or not the transactions contemplated hereby are consummated.

(o) No Ownership Interest. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed, upon execution, to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and the Company shall not exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise provided in this Agreement. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, Buyer, and the Company, for purposes of Rule 13d-5(b)(1) of the 1934 Act or any other similar provision of applicable Law or of conferring upon Parent, Buyer or the Company beneficial ownership of any Covered Shares at any time prior to the Acceptance Time.

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IN WITNESS WHEREOF, the Company and Shareholder have each signed this Agreement as of the date first written above.

PLAYA HOTELS & RESORTS N.V.

By:

[Signature Page to Tender and Support Agreement]

[SHAREHOLDER]

ADDRESS

DISCLOSED OWNED SHARES